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EXHIBIT 99.1

                           FOCAL CORPORATION ANNOUNCES
                     INVESTMENT BY A NATIVE AMERICAN COMPANY

               NEW MANAGEMENT TO FOCUS ON POWER PLANT DEVELOPMENT

ANAHEIM, CALIFORNIA, MAY 17, 2001 - Focal Corporation (OTCBB: FCLO) announced today that San Francisco based United Native Depository Corporation (UNDC), a prominent world-wide Native American company, has acquired a controlling interest in Focal. The new management of Focal will develop turbine-operated electrical power plants on Native American Reservation lands and government municipalities throughout the western United States. UNDC will leverage its American Indian status to take advantage of the current demand for energy and the lack of adequate supply currently affecting California and other areas of the nation.

As part of the new focus for the Company, Focal will spin-off certain of its land assets held for development into a new company. The spin-off will be in the form of a special stock dividend to Focal's existing shareholders. "The purpose of the spin-off is to enable Focal to better position itself to maximize operating efficiencies and the growth opportunities that lie in power plant development", said Howard Palmer, "the new spun-off company will develop the recreational vehicle park and concentrate on commercial real estate". Mr. Palmer, who will resign as director and president of Focal, will manage the new spun-off company along with prior management.

The first power plant for Focal will be developed and constructed on a Indian Reservation property in San Bernardino County, California, and is scheduled to start construction this summer. The plans for five other 49.5 megawatt power plants are being drawn and scheduled for approval and construction by the end of this year. According to Deni Leonard, Chairman and President of UNDC, approximately 40 other locations are being negotiated to acquire the developing rights for Oakland, San Francisco, and other major California power starved municipalities.

"We are excited to have members of the Native American community take a equity interest in Focal", stated Mr. Leonard, "the tribal Indians have an opportunity to increase their economic well being and at the same time assist California with its energy crisis". The investment in Focal provides UNDC with a vehicle to immediately begin implementing its power plant business model. "The publicly trading status will also enable the new management the ability to raise financing from Wall Street," commented Mr. Leonard, "we are already in talks with major investment banks to assist Focal with its future financing."

The transaction was facilitated by the law firm of Pollet & Richardson based in Los Angeles, California. Pollet & Richardson represents micro-cap publicly traded companies providing legal counsel on corporate and securities law matters.

ABOUT FOCAL CORPORATION
-----------------------

Focal Corporation is a publicly traded company on the NASD Over the Counter Bulletin Board. The Company files its periodic reports with the Securities and Exchange Commission which can be retrieved by going to the SEC website at http://www.sec.gov.

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ABOUT UNITED NATIVE DEPOSITORY CORPORATION

United Native Depository Corporation is a financial holding corporation organized under the laws of the jurisdiction of the Navajo Nation. UNDC is 100% owned by Native American members whose objective is to increase the economic well being of the indigenous population.


SAFE HARBOR STATEMENT

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; Focal's ability to execute its business model and strategic plans.

For further information please contact Deni Leonard 415-228-4015.

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